                                                                    EXHIBIT 99.1

                                                           Press Release
                                                           For Immediate Release


               Beazer Homes USA, Inc. Reports Home Orders for the
                     Month and Quarter Ended March 31, 2002

Atlanta, Georgia, April 3, 2002-Beazer Homes USA, Inc. (NYSE:BZH)
(www.beazer.com) today released preliminary unit net orders for the month and quarter ended March 31, 2002.

                     New Orders (units)            New Orders (units)
                       For the Month              For the Three Months
                      Ended March 31,                Ended March 31,
                   ----------------------         ----------------------
                   2002    2001    Change         2002    2001    Change
                   ----    ----    ------         ----    ----    ------
Southeast........   370     476    -22.3%        1,098   1,271     -13.6%
West.............   462     330     40.0%        1,273   1,035      23.0%
Central..........   144     120     20.0%          358     305      17.4%
Mid-Atlantic.....   151     158     -4.4%          413     417      -1.0%
                  ------  ------                 ------  ------
Total............ 1,127   1,084      4.0%        3,142   3,028       3,8%

New orders for the West region include 24 and 67 units for the one and three-month periods ended March 31, 2002, respectively, from Sanford Homes of Colorado. Beazer acquired Sanford Homes effective August 1, 2001.

New orders for the one-month periods ended March 31, 2002 and 2001 include 0 and 70 units, respectively, for affordable housing developments being built through governmental programs. New orders for the three-month periods ended March 31, 2002 and 2001 include 63 and 107 units, respectively, being built through such programs.

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Florida, Georgia, Maryland, Nevada, New Jersey, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia. Beazer Homes also provides mortgage origination and title services to its homebuyers.


Contact:          David S. Weiss
                  Executive Vice President and Chief Financial Officer
                  (404) 250-3420
                  dweiss@beazer.com